Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. ADDED TO Russell 3000® Index

Manitowoc, WI, July 6, 2016 – County Bancorp, Inc. (NASDAQ: ICBK), the parent company for Investors Community Bank, announced that the company was added to the Russell 3000® Index and the Russell Global® Index as a result of the annual Russell index reconstitution. The Russell 3000® Index measures the performance of the 3,000 largest US-traded stocks based on market capitalization.  Russell US Indexes, including the Russell 3000®, are the leading US equity benchmarks for institutional investors.

FTSE Russell determines membership for its indexes by objective, market-capitalization rankings and style attributes. Membership in the US all-cap Russell 3000® Index remains in place for one year and confers upon County Bancorp, Inc. automatic inclusion in the small-cap Russell 2000® Index as well as the appropriate growth and value style indexes.

“We are pleased to be added to the Russell 3000®” said Tim Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank. “This represents an important milestone for us that increases our visibility in the investment community, driving awareness of our company as an attractive investment as we continue executing on our strategic plan for further growth.”

About County Bancorp, Inc.
County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail deposit customers throughout Wisconsin, with a focus on northeastern and central Wisconsin. Our customers are served from our full-service locations in Appleton, Green Bay, Manitowoc and Stevens Point, and our loan production offices in Darlington, Eau Claire, Sheboygan and Fond du Lac.

Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com